SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE
Hudson Valley Holding Corp.	CONTACT

21 Scarsdale Road Yonkers, NY 10707	Wendy Croker First VP, Shareholder Relations (914) 771-3214

HUDSON VALLEY HOLDING CORP.
ANNOUNCES STOCK DIVIDEND

YONKERS, NY, November 25, 2009 (NASDAQ:HUVL) William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp. announced that the Board of Directors has declared a 10% Common Stock Dividend for Shareholders of Record as of the close of business December 7, 2009.

Mr. Griffin noted that Hudson Valley has declared a stock dividend or stock split for 26 consecutive years. In conjunction with the stock dividend, the Board of Directors reviews and makes its decision to declare cash dividends on a quarterly basis.

On December 17, 2009, the payment date, the additional shares representing the stock dividend will be credited to a book entry account for each shareholder.

All fractional shares resulting from the dividend will be paid in cash at the fair market value of Hudson Valley’s common stock based on the closing sales price per share on December 7, 2009, as reported on the NASDAQ Global Select Market.

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About Hudson Valley Holding Corp.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.4 billion in assets, serving the metropolitan area with 33 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut.  HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc.  NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx and Upper Manhattan with three branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL”.  Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include those identified in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.